Zumiez Inc. Reports December 2013 Sales Results

Net Sales Increased 4.2% to $125.3 Million; December 2013 Comparable Store Sales Decreased 2.4%; Company Revises Fourth Quarter 2013 Guidance

LYNNWOOD, WA -- (Marketwired - January 08, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended January 4, 2014 increased 4.2% to $125.3 million, compared to $120.3 million for the five-week period ended December 29, 2012. The Company's comparable store sales decreased 2.4% for the five-week period ended January 4, 2014 compared to a comparable store sales decrease of 1.0% for the five-week period ended December 29, 2012.

Based primarily on lower than planned sales quarter-to-date, and to a lesser extent lower than planned merchandise margins, the Company is revising guidance and now expects fiscal 2013 fourth quarter sales in the range of $226 to $229 million and net income per diluted share of approximately $0.56 to $0.59, a decrease from the previously issued guidance of sales in the range of $230 to $237 million and net income per diluted share of approximately $0.60 to $0.66. This guidance is now predicated on a low single digit comparable store sales decrease for the fourth quarter and includes a previously disclosed estimate of $1.7 million, or approximately $0.05 per diluted share, for charges associated with the acquisition of Blue Tomato.

To hear the Zumiez prerecorded December sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of January 4, 2014 we operated 553 stores including 513 in the United States, 28 in Canada, and 12 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200